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Exhibit 12

                             IKON RECEIVABLES LLC
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

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
                                                                                      Fiscal Year Ended      Fiscal Year Ended
                                                                                     September 30, 2000     September 30, 1999
                                                                                            2000                  1999
Earnings
     Income from continuing operations                                                         $ 66,113                $17,574
     Add:
          Fixed charges                                                                          82,431                 14,702
                                                                                               --------                -------
     Earnings, as adjusted                                             (A)                     $148,544                $32,276
                                                                                               ========                =======
Fixed charges
     Other interest expense, including
          Interest on capital leases                                   (B)                     $ 82,431                $14,702
                                                                                               ========                =======
  Ratio of earnings to fixed charges
     (A) divided by (B)                                                                             1.8                    2.2
                                                                                               ========                =======
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